SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

(AMENDMENT NO.   )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

I-many, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

[Employee communication dated September 30, 2003]

Filed by I-many, Inc.

Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934.

Subject Company: I-many, Inc.

Commission File No.: 000-30883

To all I-many employees:

A hearing has been scheduled by the California Corporations Commissioner in connection with the proposed acquisition by Neoforma of I-many’s health and life sciences business. The hearing will be held on October 16, 2003 at 10:00 a.m. local time, in the office of the California Department of Corporations at 1390 Market Street, Suite 810, San Francisco, California. The hearing will be conducted by W. Anthony Colbert, Senior Corporations Counsel, on behalf of the California Corporations Commissioner.

The hearing is being held in connection with Neoforma’s application for a permit from the Commissioner that would cause the shares of Neoforma stock issuable to I-many in connection with the acquisition of its health and life sciences assets to be exempt from registration under the Securities Act of 1933.

A copy of the formal notice of the hearing, provided by the State of California, can be viewed on our internal website

Any interested persons may be present at the hearing, may (but need not) be represented by legal counsel, and will be given an opportunity to be heard. Any interested person will be entitled to the issuance of subpoenas to compel the attendance of witnesses and the production of books, documents and other items by applying for such subpoenas to the Department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102. Interested persons may appear at the hearing in favor of or in opposition to the granting of the permit. Whether interested persons plan to attend or not, they are invited to make their views known by sending correspondence for receipt no later than two business days prior to the date of the hearing to W. Anthony Colbert, Senior Corporations Counsel, at the department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102.

In addition, we have set up a conference call number for employees to participate. The number is XXX.XXX.XXXX for United States employees and XXX.XXX.XXXX for international employees. The access code will be XXXXXX.

A copy of the asset purchase agreement among I-many, Neocars Corporation and Neoforma is attached as an exhibit to the filing by I-many of its Current Report on Form 8-K, filed on July 22, 2003. A copy of the first amendment to the asset purchase agreement is attached as an exhibit to the filing by I-many of its Current Report on Form 8-K, filed on September 5, 2003. These filings are available on the web site maintained by the SEC at www.sec.gov.

Important Additional Information Will Be Filed with the Securities and Exchange Commission

I-many plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about I-many, Neoforma, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by I-many through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from I-many by contacting J. Casey Faiman at (207) 228-2443.

I-many, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the asset purchase agreement. Information regarding directors and executive officers is contained in I-many’s Form 10-K for the year ended December 31, 2002 and its proxy statement dated April 30, 2003, which are filed with the SEC. As of April 21, 2003, I-many’s directors and executive officers beneficially owned approximately 1.7 million shares, or 4%, of I-many’s common stock. A more complete description will be available in the Proxy Statement.

BEFORE THE

DEPARTMENT OF CORPORATIONS

OF THE

STATE OF CALIFORNIA

In the Matter of the Application of NEOFORMA, INC. for a Permit Authorizing the Sale and Issuance of Securities Pursuant to Section 25121 of the Corporate Securities Law of 1968, as amended	) ) ) ) ) ) )	NOTICE OF HEARING IN CONNECTION WITH THE ACQUISITION OF ASSETS OF I-MANY, INC. FILE NO. 506-2786

TO:    I-many, Inc.

THIS GIVES YOU NOTICE that a public hearing will be held by the California Corporations Commissioner in connection with the proposed acquisition by Neocars Corporation, a Delaware corporation and a wholly-owned subsidiary of Neoforma, Inc., a Delaware corporation, of certain assets related to the Life Sciences Business of I-many, Inc., a Delaware corporation.

The hearing will be held on October 16, 2003 at 10:00 a.m. in the office of the California Department of Corporations at 1390 Market Street, Suite 810, San Francisco, California. The hearing will be conducted by W. Anthony Colbert, Senior Corporations Counsel, on behalf of the California Corporations Commissioner.

The hearing will be held in response to the application filed by Neoforma on August 1, 2003 under Section 25142 of the Corporate Securities Law of 1968, as amended. In the asset purchase, (i) Neoforma would issue to I-many consideration in the form of (A) shares of Neoforma’s common stock and (B) cash, and (ii) Neocars would assume certain specified liabilities of I-many. In exchange, (i) I-many will transfer, assign and deliver to Neocars certain of the assets of I-many and (ii) I-many will retain all liabilities not expressly assumed. In addition, Neoforma and I-many entered into two Software Distribution and License Agreements, which will become effective upon the closing of the asset purchase, pursuant to which Neoforma and I-many have agreed to license and/or re-sell certain products and services related to the Life Sciences Business and not compete against one another in specified industries and product categories.

This notice does not constitute a solicitation of an I-many stockholder’s vote on the asset purchase or the asset purchase agreement. After the hearing and the issuance of a permit to offer and sell securities, I-many stockholders will be provided with a proxy statement and a proxy card pursuant to which they will be asked to vote on the asset purchase and the asset purchase agreement.

A.    Facts Giving Rise to Hearing

The purpose of the hearing is to enable the Commissioner to determine the fairness of the terms and conditions of the transaction described below, pursuant to Section 25142 of the Corporate Securities Law of 1968, as amended.

Neoforma has requested authority to issue shares of its common stock pursuant to an Asset Purchase Agreement, dated July 18, 2003, among Neoforma, Neocars and I-many, whereby (i) Neoforma would pay to I-many $10 million in cash, (ii) Neoforma would issue to I-many shares of Neoforma’s common stock, and (iii) Neocars would assume certain specified liabilities of I-many. In exchange, (i) I-many will transfer, assign and deliver to Neocars certain of the assets of I-many, and (ii) I-many will retain all liabilities not expressly assumed.

Upon consummation of the asset purchase, I-many will continue to exist as a separate entity. The stockholders of I-many will be asked to approve the asset purchase and the asset purchase agreement following issuance of the permit described below.

This hearing will cover the issuance of shares of Neoforma common stock in connection with the asset purchase. Consummation of the asset purchase will occur subsequent to Neoforma obtaining a permit from the Commissioner following a public hearing (which hearing is the subject of this Notice), conducted pursuant to Section 25142 of the Corporate Securities Law of 1968, as amended. In the event that Neoforma and I-many determine that a permit cannot be obtained, or cannot reasonably be expected to be obtained, in time to permit the closing to occur on or before November 30, 2003, then Neoforma will issue to I-many shares of its common stock in a transaction exempt from registration under the Securities Act of 1933, as amended, under Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and the exemptions from qualification under applicable state securities laws.

B.    Material Features of the Asset Purchase, as described by Neoforma

The brief summary of the asset purchase contained herein does not purport to be complete and is qualified in its entirety by the copy of the asset purchase agreement (and its exhibits) attached hereto as Exhibit A to this Notice. You should refer to this agreement for a complete description of the terms of the asset purchase.

1.    Effect of Asset Purchase

General

Pursuant to the asset purchase agreement, Neoforma proposes to issue to I-many consideration in the form of (i) shares of Neoforma’s common stock and (ii) cash, and Neocars proposes to assume certain specified liabilities of I-many. In exchange, I-many will transfer, assign and deliver to Neocars certain of the assets of I-many related to its health and life sciences business, and I-many will retain all assets and liabilities not expressly assigned. In addition, the shares of Neoforma common stock that will be issued in connection with the asset purchase will not be registered under the Securities Act of 1933, as amended, but will instead be issued in reliance upon the exemption contained in Section 3(a)(10) of the Securities Act.

The aggregate consideration to be paid to I-many will consist of up to approximately $15.0 million worth of Neoforma common stock, subject to certain escrow provisions and an earnout provision which allows I-many to earn additional shares after the closing of the asset purchase, and $10.0 million of cash. I-many has informed Neoforma that it does not plan to distribute to its stockholders the cash and stock consideration it will receive from Neoforma in the asset purchase, but intends to retain such consideration in order to further its ongoing business operations.

For the purpose of determining the number of Neoforma shares to be issued at the closing, the Neoforma common stock will be deemed to have a value equal to the average of the closing prices for a share of Neoforma common stock as quoted on The Nasdaq Stock Market for the 10 consecutive trading days ending on the trading day prior to the date on which the closing of the asset purchase occurs. A portion of the stock consideration to be paid to I-many, equal to 20% of the shares of Neoforma common stock issuable at the closing, will be held in escrow to satisfy certain indemnification obligations of I-many until the one year anniversary of the closing. In addition, $760,000 of the cash consideration to be paid to I-many will be held in escrow to satisfy certain indemnification obligations of I-many with respect to two agreements that I-many is assigning to Neoforma until the earlier of (1) the fifth anniversary of the closing and (2) the termination of the two assigned agreements. Only those Neoforma shares and the cash held in escrow that are not subject to an indemnification claim made by Neoforma during the escrow period following the closing will be released from escrow to I-many. Following the closing, I-many can earn up to an additional $5 million worth of Neoforma common stock pursuant to earnout provisions in the asset purchase agreement and the Earnout Schedule attached thereto as Exhibit C.

The board of directors of I-many believes that the asset purchase is advisable and is in the best interest of the stockholders of I-many.

Purchase Price

At the closing and on the terms and subject to the conditions set forth in the asset purchase agreement, as consideration for the purchased assets, Neoforma will (i) pay to I-many $10 million in cash, less the $760,000 to be held in escrow pursuant to the asset purchase agreement, (ii) issue to I-many shares of Neoforma common stock (determined as described above), less the escrow shares to be withheld pursuant to the asset purchase agreement, and (iii) cause Neocars to assume certain specified liabilities of I-many. Following the closing I-many may earn up $5 million of additional shares of Neoforma common stock under the terms of the asset purchase agreement and the earnout schedule.

The actual number of shares to be issued in the asset purchase cannot be determined until the closing. The maximum number of shares of Neoforma common stock potentially to be issued in connection with the Asset Purchase will be determined pursuant to the provisions of the purchase agreement and the earnout schedule. An example illustrating how these provisions operate is set forth below. Assuming that:

•	the Neoforma stock price will be $15.90, (which represents the closing price for a share of Neoforma common stock on September 24, 2003, as quoted on The Nasdaq Stock Market); and

•	the revenue earned by Neoforma directly attributable to the purchased assets exceeds the threshold established in the earnout schedule for the maximum amount of additional shares;

the maximum total number of shares of Neoforma common stock to be issued to I-many in connection with the asset purchase at closing would be 943,396 shares.

The foregoing example is presented solely for illustrative purposes and is based upon assumptions that may not be accurate.

2.    I-many indemnification Obligations; Escrow Fund.

Indemnification Generally

Under the asset purchase agreement, I-many will indemnify, defend and hold harmless Neoforma and Neocars and their respective affiliates, officers, directors, agents, employees, representatives and stockholders from and against damages directly or indirectly incurred, arising out of or resulting from:

•	any inaccuracy, misrepresentation, or default in, or breach of, any of the representations or warranties given or made by I-many in the asset purchase agreement, any of the I-many ancillary agreements or the I-many disclosure letter (including all schedules thereto),

•	any breach of any of the covenants of I-many in the asset purchase agreement or the I-many ancillary agreements,

•	any of the excluded assets or any of the excluded liabilities,

•	the operation of the business by I-many at any time or times on or before the closing date,

•	any liability arising from any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby or any claims asserting that any transaction contemplated hereby constitutes a fraudulent conveyance, a preferential transfer or any claim of a similar nature,

•	any taxes, assessments and other governmental charges of any kind or nature whatsoever, including any withholding, social security or unemployment levies, arising out of the business through the closing or payable with respect to I-many or by I-many for the transactions contemplated hereby,

•	any demand, claim, debt, suit, cause of action, arbitration or other proceeding that is made or asserted against I-many (including a warranty claim, a product liability claim or any other claim), including any such action that is made or asserted against I-many by any stockholder of I-many, whether arising before or after the closing, unless such demand, claim, debt, suit, cause of action, arbitration or other proceeding arises from any assumed liability or action taken by Neoforma or Neocars with respect to the purchased assets or the business after the closing,

•	any claim, demand, suit, judgment, loss or expense that is made or asserted under Section 15B of the Software License Agreement by and between I-many and a certain customer of I-many or Section 11B of the Consulting and Professional Services Agreement by and between I-many and such customer which results in payments by Neoforma or Neocars to such customer; provided, however, that such indemnification shall not apply to any amounts payable:

(1)	as a result of any professional services performed following the closing by Neoforma, Neocars or any of their respective affiliates, subcontractors, officers, directors, agents, subcontractors, invitees or employees (each an “Applicant Party”),

(2)	pursuant to subsection (i) of Section 15B of the Software License Agreement or subsection (i) of Section 11B of the Consulting and Professional Services Agreement as a result of gross negligence or willful misconduct of an Applicant Party following the closing,

(3)	pursuant to subsection (ii) or (v) of Section 15B of the Software License Agreement or Subsection (ii) or (v) of Section 11B of the Consulting and Professional Services Agreement, except under certain limited circumstances,

(4)	pursuant to subsection (iii) of Section 15B of the Software License Agreement or subsection (iii) of Section 11B of the Consulting and Professional Services Agreement, as a result of actions taken or not taken following the closing by an Applicant Party where such actions taken or not taken constitute a failure to comply with any covenant or agreement of an Applicant Party, or

(5)	pursuant to subsection (vi), (vii) or (viii) of Section 15B of the Software License Agreement or subsection (vi), (vii) or (viii) of Section 11B of the Consulting and Professional Services Agreement as a result of actions taken or not taken following the closing by an Applicant Party,

•	any action or occurrence which results in the payment of a refund by Neoforma or Neocars pursuant to Section 10K of the Software License Agreement; provided, however, that (i) Neoforma or Neocars must first offer the customer the rights to a product that replaces the discontinued software, product or modules (if Neoforma or Neocars makes such software generally available) under the terms and conditions of the Software License Agreement at no additional cost to the customer and the customer shall have failed to re-license such product from Neoforma or Neocars and (ii) such indemnification shall not apply to the refund of any amounts collected by Neoforma or Neocars after the closing, and

•	with respect to the information provided in writing by I-many and included in (i) the permit application filed by Neoforma with the California Department of Corporations and this Notice, or (ii) I-many’s proxy statement filed with the Securities and Exchange Commission in connection with the solicitation of I-many’s stockholders of adoption of the asset purchase agreement and approval of the asset purchase, any untrue statement of a material fact or any omission of any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

An escrow fund composed of the escrow shares and the $760,000 in cash will constitute partial security for such indemnification obligations, with the escrow shares serving as partial collateral for each of I-many’s indemnification obligations and the escrow cash serving as partial collateral for I-many’s indemnification obligations with respect to the Software License Agreement and the Consulting and Professional Services Agreement described above. In the event of any damages directly or indirectly incurred, resulting from or arising out of any breach by I-many of its representations and warranties, then Neoforma shall be entitled to recover (i) first, from the escrow shares and (ii) if the escrow shares are insufficient to satisfy the indemnification obligations of I-many, then an amount of cash up to an additional $1,000,000. Neoforma does not have any right to indemnification for any representation or warranty damage until such claims, in the aggregate, equal or exceed $100,000 of damages, in which case, indemnification is available for all claims in excess of $100,000.

The limitations on indemnification described above do not apply to any indemnification claim by Neoforma that arises from or as a result of:

•	any fraudulent conduct or fraudulent misrepresentation on the part of I-many or its personnel – in such case, there is no indemnification cap and Neoforma may seek recovery until the expiration of the applicable statute of limitations;

•	any breach by I-many of its representations or warranties contained in the asset purchase agreement relating to any infringement by I-many of any intellectual property right of any other person – in such case, the indemnification cap will be equal to $10 million and Neoforma may seek recovery until the second anniversary of the closing date;

•	any refund or similar payment of the purchase price relating to any products sold by I-many prior to closing – in such case, I-many will promptly reimburse Neoforma in cash in the amount of any such refund or similar payment made by Neoforma to a third party and the indemnification cap will be equal to $5 million;

•	any breach by I-many of its representations or warranties regarding consents required for I-many to obtain in order to perform its obligations under the asset purchase agreement – in such case, the indemnification cap will be equal to $5 million; and

•	any claim for indemnity with respect to the Software License Agreement and the Consulting and Professional Services Agreement described above.

Escrow Agreement

As a condition to the consummation of the asset purchase, Neoforma, I-many, and U.S. Bank National Association (who will act as escrow agent for the asset purchase) must enter into an escrow agreement in the form attached as Exhibit B to the asset purchase agreement providing, among other things, that the escrow shares be registered in the name of (or the name of a nominee of) the escrow agent and that one or more share certificates representing escrow shares, along with the $760,000 in escrow cash, be deposited with the escrow agent after the closing date. The actual number of shares of Neoforma common stock withheld from I-many will be approximately 20% of the number of shares of Neoforma common stock issuable to I-many at the closing. The shares that I-many may earn pursuant to the earnout are not subject to the escrow agreement.

Following expiration of the escrow period, the escrow agent will cause to be distributed to I-many, that portion of the escrow fund, if any, that exceeds the portion of the escrow fund that may be necessary to satisfy all remaining unsatisfied claims for compensation of indemnifiable damages. Following the resolution of each outstanding claim for compensation of indemnifiable damages, the escrow agent will cause to be distributed to I-many, that portion of the escrow fund, if any, that exceeds the portion of the escrow fund that may be necessary to satisfy all remaining unsatisfied claims for compensation of indemnifiable damages.

3.    Limitations on Resale

I-many has agreed that, following the closing of the asset purchase, it will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, including by operation of law or otherwise, any of the shares of Neoforma stock issued at closing or (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of Neoforma stock issued at closing, whether any such transaction described in the foregoing clauses is to be settled by delivery of shares, in cash or otherwise. These restrictions on transferability of the shares of Neoforma stock issued at closing will lapse according to the following schedule:

Lock-Up Period	Transferability of Shares
Period from the closing date until the three-month anniversary of the closing date	No shares of Neoforma stock issued at closing may be transferred

Period from the three-month anniversary of the closing date until the six-month anniversary of the closing date	The restrictions on transferability will lapse with respect to an aggregate of one-third of the shares of Neoforma stock issued at closing (rounded up to the nearest whole number)

Period from the six-month anniversary of the closing date until the nine-month anniversary of the closing date	The restrictions on transferability will lapse with respect to an aggregate of two-thirds of the shares of Neoforma stock issued at closing (rounded up to the nearest whole number)

Beginning after the nine-month anniversary of the closing date	The restrictions on transferability will lapse with respect to all of the shares of Neoforma stock issued at closing

The restrictions on transferability will not apply to (1) a distribution by I-many of the shares of Neoforma stock issued at closing to holders of I-many common stock to the extent such distribution is made pursuant to a declaration, setting aside or payment of a dividend, (2) the earnout shares and (3) the escrow shares.

C.    Delivery of Proxy Statement and Consent Solicitation Materials

I-many is an accredited investor and has been a direct party to the negotiation of the asset purchase agreement and has had full access to the officers of Neoforma and information regarding Neoforma in connection with the negotiation and execution of the asset purchase agreement. Thus, the parties have determined that the delivery of an information statement to I-many in connection with the proposed transaction is not necessary.

I-many intends to hold a special meeting of its stockholders where I-many’s stockholders will vote upon adoption of the asset purchase agreement and approval of the asset purchase. In order to provide its stockholders with sufficient information to make an informed voting decision regarding these matters, I-many will provide to each of its stockholders a proxy statement, which will include a description of the material terms of the asset purchase agreement and the asset purchase. I-many filed such proxy statement in preliminary form with the Securities and Exchange Commission on September 10, 2003, and will file the proxy statement in definitive form once it has satisfactorily responded to any and all comments of the Securities and Exchange Commission. I-many will effect delivery of the definitive proxy statement and the materials soliciting stockholder adoption of the asset purchase agreement and approval of the asset purchase to its stockholders promptly after the issuance of the permit following the hearing.

D.    Additional Information

Additional information concerning the asset purchase can be found in Neoforma’s permit application file and the documents filed in connection therewith at the offices of the Department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102. A copy of such materials is also available for inspection at I-many’s executive offices at 399 Thornall Street, 12th Floor, Edison, NJ 08837.

E.    Hearing

Any interested persons may be present at the hearing, may (but need not) be represented by legal counsel, and will be given an opportunity to be heard. Any interested person will be entitled to the issuance of subpoenas to compel the attendance of witnesses and the production of books, documents and other items by applying for such subpoenas to the Department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102. If you are interested in this matter, you may appear at the hearing in favor of or in opposition to the granting of the permit. Whether you plan to attend or not, you are invited to make your views known by sending correspondence for receipt no later than two business days prior to the date of the hearing to W. Anthony Colbert, Senior Corporations Counsel, at the Department of Corporations, 1390 Market Street, 8th Floor, Suite 810, San Francisco, California 94102.

The hearing will be held for the purpose of enabling the Commissioner to determine the fairness of the terms and conditions of the issuance and assumption of the securities by Neoforma pursuant to the asset purchase agreement and the asset purchase and will be based upon the application and all papers and documents filed in connection therewith. Section 25142 of the Corporate Securities Law of 1968, as amended, authorizes the Commissioner to hold such hearing when securities will be issued in exchange for other outstanding securities, whether or not the security of transaction is exempt from qualification, to approve the terms and conditions of such issuance and exchange and to determine whether such terms and conditions are fair, just and equitable.

A FINDING BY THE COMMISSIONER THAT THE PROPOSED TRANSACTION IS FAIR, JUST AND EQUITABLE, AND THE ISSUANCE OF A PERMIT THEREAFTER, IS NOT A RECOMMENDATION OF THE PROPOSED TRANSACTION.

San Francisco, California

DEMETRIOS A. BOUTRIS California Corporations Commissioner

By:	/s/ ANTHONY COLBERT
W. Anthony Colbert Senior Corporations Counsel

Exhibit A

Asset Purchase Agreement